EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2006, relating to the financial statements of Transgenomic, Inc., and subsidiaries appearing in the Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2005.

/S/ Deloitte & Touche LLP

Omaha, Nebraska

January 10, 2007